Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2022 RESULTS
Fourth Quarter 2022 Revenue Increased $8 million or 4.0% Over Fourth Quarter 2021
Full Year 2022 Revenue Increased $46 million or 5.8% Over Full Year 2021

SUGAR LAND, TX – March 14, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights1:

•Increased fourth quarter 2022 revenues to $211.3 million, up $8 million over the 2021 fourth quarter.
•Improved fourth quarter 2022 gross margin by 270 basis points to 24.8% of revenue, up from 22.1% in the 2021 fourth quarter.
•Reported fourth quarter 2022 net loss from continuing operations of $56.9 million.
•Improved consolidated Adjusted EBITDA to $6.7 million, up $8.3 million from the fourth quarter of 20212.
•Reduced ongoing selling, general and administrative expense by $3.6 million over the 2021 period, or roughly $14 million on an annualized basis.
•As previously announced, on November 1, 2022, completed the sale of the Company’s Quest Integrity business to Baker Hughes for net proceeds of $279 million, reducing net debt (total debt less cash and cash equivalents) to $227.9 million.

Full Year 2022 Highlights1:
•Grew full-year 2022 revenues by 5.8% to $840.2 million.
•Raised full year gross margin by 160 basis points to $201.6 million (24.0% of revenue) versus $177.7 million (22.4% of revenue) in 2021.
•Reported full year 2022 net loss from continuing operations of $150.1 million compared to a net loss of $184.8 million in 2021.
•Improved full year 2022 consolidated Adjusted EBITDA to $16.7 million, up $23 million compared to 2021, and up $29.7 million after adjusting for COVID-19 related subsidies2.
•Significantly improved liquidity to $103.5 million at December 31, 2022.

•Significantly delevered by reducing net debt (total debt less cash and cash equivalents) to $227.9 million at December 31, 2022, versus $350.7 million at December 31, 2021.

1 Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments) and excludes results of its discontinued operations (Quest Integrity).

2. See the accompanying reconciliation of non-GAAP measures at the end of this press release.

“Our fourth quarter results demonstrate the growing impact of actions taken during 2022 to lower our cost structure and streamline operations while capitalizing on revenue growth opportunities. Our fourth quarter revenue grew 4% and our gross margin increased nearly 17%, leading to significantly improved Adjusted EBITDA and we achieved these gains despite ongoing inflationary pressures in our supply chain and challenging labor costs and availability,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “For the full year of 2022, our consolidated Adjusted EBITDA benefited from revenue growth of nearly 6% over the prior year and the impact of margin improvements and cost actions that accelerated in the fourth quarter of 2022. Heading into 2023, we expect to expand on this fourth quarter operational and financial momentum as we target continued improvement in Adjusted EBITDA margins over time.”

Mr. Tucker went on to note the Company’s recent turnaround progress, “The past year was a year of substantial progress for TEAM that included several noteworthy operational and strategic achievements. We made measurable progress streamlining our cost structure and empowering the field while delivering very strong safety performance. In addition to paying down a substantial portion of our term loan and expanding liquidity in the fourth quarter, the Company also commissioned its state-of-the-art aerospace inspection facility in Cincinnati, Ohio. This new facility positions us to capitalize on this fast growing, differentiated end market with an attractive margin profile. I am grateful for the hard work and dedication of our employees during this transformational year and their continued focus on our ongoing turnaround.”

“Looking to 2023, we see opportunities for further improvement in margins, Adjusted EBITDA and cash flow driven by stronger activity levels, improvements in pricing and additional gains in operating cost efficiency. We are excited about the opportunities to expand and diversify our revenue base while continuing to capitalize on our extensive technical capabilities and strong market position in the provision of services critical to the operational and environmental safety of our customers. Finally, we plan to provide more detailed updates on our recent performance and our longer-term commercial, operational, and balance sheet improvement plans during the second quarter of 2023,” concluded Tucker.

Financial Results

As noted above, on November 1, 2022, the Company closed the sale of its Quest Integrity business. Financial information, performance metrics and discussions for periods presented are based on the Company’s continuing operations (IHT and MS segments) and exclude results of discontinued operations (Quest Integrity) except where stated otherwise.

Fourth quarter revenues were up $8.1 million to $211.3 million as compared to $203.2 million in the prior-year period, primarily due to higher activity levels in our leak repair, hot tapping and valve businesses. Unfavorable foreign exchange rate movements in the 2022 fourth quarter reduced consolidated revenue growth by $4.8 million. In the fourth quarter of 2022, consolidated gross margin was $52.4 million, or 24.8% of revenue, up 270 basis points from 22.1%, or $44.9 million, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement and lower indirect costs as a percent of revenue attributable to the Company’s ongoing expense reduction program, improved pricing, and favorable project mix.

Selling, general and administrative expenses for the fourth quarter were $57.2 million, down $6.4 million, or 10.0% from the fourth quarter of 2021, mainly due to savings from the Company’s ongoing cost reduction efforts and lower professional and legal fees. After adjusting for expenses not representative of TEAM’s ongoing operations, net cost reductions of $3.6 million were achieved which are expected to generate approximately $14 million of annual savings.

Consolidated net loss from continuing operations in the fourth quarter of 2022 was $56.9 million ($13.15 loss per share) compared to a net loss of $37.9 million ($12.19 loss per share) in the fourth quarter of 2021. Fourth quarter 2022 consolidated net loss included a pre-tax loss on debt extinguishment of $30.1 million ($12.4 million of cash fees and premium and $17.7 million of non-cash charges for the write-off of associated deferred financing costs and debt discounts) related to the use of proceeds from the Quest Integrity sale to paydown $225.0 million of debt in early November. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP measure, was a loss of $2.0 million in the fourth quarter compared to a loss of $12.5 million in the prior year’s comparable quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, was $6.7 million for the fourth quarter of 2022 compared to a negative $1.6 million for the prior-year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

For the full year 2022, consolidated revenues were $840.2 million, up 5.8% compared to $794.2 million in 2021. Unfavorable foreign exchange rate movements throughout 2022 negatively impacted revenue growth by approximately $15.0 million. Net loss from continuing operations was $150.1 million, or $35.85 loss per share, compared to a net loss of $184.8 million, or $59.67 loss per share, in 2021. The 2022 net loss includes the pre-tax loss on debt extinguishment of $30.1 million discussed above, as well as additional non-cash interest expense of $21.8 million attributable to accelerated amortization of deferred financing costs and debt discounts. The 2021 net loss includes pre-tax, non-cash, goodwill impairment charges of $55.8 million associated with the Company’s MS Segment. Consolidated Adjusted EBITDA, a non-GAAP measure, was $16.7 million for the full year 2022 compared to a negative $6.3 million in 2021, with the improvement driven by higher activity, improved pricing, more favorable job mix and improved margins that benefited from the Company’s cost reduction efforts. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

Adjusted net loss, consolidated Adjusted EBIT and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended December 31, 2022 and 2021 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Better (Worse)
	2022	2021	$	%
Revenues
IHT	$102,529	$105,294	$(2,765)	(2.6)%
MS	108,762	97,860	10,902	11.1%
	$211,291	$203,154	$8,137	4.0%

Operating income (loss)
IHT	$4,055	$2,173	$1,882	86.6%
MS	5,778	3,071	2,707	88.1%
Corporate and shared support services	(14,706)	(24,154)	9,448	39.1%
	$(4,873)	$(18,910)	$14,037	74.2%
Revenues. IHT’s revenue decreased by $2.8 million, or 2.6%, during fourth quarter 2022 as compared to prior year, with higher revenue in the U.S. offset by lower activity in heat treating and nested activity in Canada. MS’s revenue grew by $10.9 million or 11.1% due to higher activity in the Company’s U.S. and Latin America operations related to leak repair, hot tapping, and the Company’s domestic valves business, partially offset by lower activity in the international market due to non-repeating project work in the 2021 period.
Operating income (loss). IHT’s fourth quarter 2022 operating income increased by $1.9 million to $4.1 million due to a more favorable job mix as well as realized cost reductions. The increase in MS operating income was approximately $2.7 million, driven by higher revenue, lower costs and improvements in several key operating districts. Consolidated operating income improved by $14.0 million driven by the factors discussed above as well as significant reductions in Corporate and shared support service costs of $9.4 million.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Twelve Months Ended December 31,		Better (Worse)
	2022	2021	$	%
Revenues
IHT	$422,562	$415,371	$7,191	1.7%
MS	417,646	378,826	38,820	10.2%
	$840,208	$794,197	$46,011	5.8%

Operating income (loss)
IHT	$17,093	$12,997	$4,096	31.5%
MS	20,930	(47,728)	68,658	NM
Corporate and shared support services	(77,825)	(92,151)	14,326	15.5%
	$(39,802)	$(126,882)	$87,080	68.6%
/NM = Not meaningful

Revenues. IHT revenues increased by $7.2 million, or 1.7%, to $422.6 million, primarily due to higher turnaround and nested activity in the U.S. compared to the prior year, partially offset by a decrease in revenue in Canada. MS revenue increased by $38.8 million, or 10.2%, to $417.6 million, primarily due to higher activity in the Company’s U.S. and Latin American operations related to leak repair, hot tapping services, and the U.S. valve business, partially offset by decreases in international revenue due to non-repeating project work in the United Kingdom.

Operating income (loss). IHT operating income increased by $4.1 million, or 31.5%, driven primarily by higher activity and revenue in the U.S. and realized cost reductions, partially offset by COVID-19 related government subsidies received in 2021 which were not received in 2022. The year over year improvement in MS segment operating income is primarily due to a $55.9 million noncash goodwill impairment charge recorded in 2021, plus improvements of $2.5 million in the Canada business, $3.2 million increase in the valve business, and efficiency gains realized in the equipment centers, manufacturing, and engineering cost centers during 2022. This was partially offset by the lack of COVID-19 related government subsidies in the current year compared to prior-year. Consolidated operating income improved by $87.1 million, driven by the factors noted above and $14.3 million in reduced Corporate and shared support costs due to the Company’s ongoing expense reduction efforts.

Liquidity

At December 31, 2022, the Company had $103.5 million of total liquidity, consisting of consolidated cash and cash equivalents of $51.1 million, (excluding $7.0 million of restricted cash held primarily as collateral for letters of credit) and $52.4 million in undrawn availability under its various credit facilities.

At March 13, 2023, the Company had $67.0 million of total liquidity, consisting of consolidated cash and cash equivalents of $31.3 million (excluding $6.7 million held mainly as collateral for outstanding letters of credit) and approximately $35.7 million of undrawn availability under its various credit facilities. The seasonality in the Company’s business activity drove the expected reduction in total liquidity since year end 2022. The Company typically experiences negative working capital and liquidity impacts in the run up to the higher activity routinely experienced during the spring and fall turnaround seasons, when these negative working capital trends have historically reversed.

The Company’s net debt (total debt less cash and cash equivalents) was $227.9 million at December 31, 2022, compared to $350.7 million at December 31, 2021.

As part of its operational and financial turnaround plan, the Company continues to evaluate options to address its capital structure, including the August 2023 maturity of its $41.2 million convertible notes that remain outstanding.

Form S-1 Filing

The Company plans to file a shelf registration statement on Form S-1 related to transactions completed during fiscal year 2022. The Form S-1 filing will amend the Company's previous Form S-3 filing, is not related to any potential offering of additional, new securities, and the Company is not aware of any present intent of the holders to sell any securities.

Quarterly Earnings Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and the ongoing execution of its operational and financial turnaround plan; however the Company plans to provide more detailed updates on its recent performance and progress during the second quarter of 2023.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Revenues	$211,291	$203,154	$840,208	$794,197
Operating expenses	158,941	158,264	638,597	616,501
Gross margin	52,350	44,890	201,611	177,696
Selling, general, and administrative expenses	57,223	63,582	241,397	246,206
Restructuring and other related charges, net	—	218	16	2,535
Goodwill impairment charge	—	—	—	55,837
Operating loss	(4,873)	(18,910)	(39,802)	(126,882)
Interest expense, net	(21,344)	(17,315)	(85,052)	(46,079)
Loss on debt extinguishment and modification	(30,083)	—	(30,083)	—
Loss on warrants	—	(59)	—	(59)
Other (income) expense, net	(1,508)	(1,262)	8,156	(3,052)
Loss before income taxes	(57,808)	(37,546)	(146,781)	(176,072)
Less: Provision (benefit) for income taxes	876	(353)	(3,306)	(8,773)
Net loss from continuing operations	$(56,932)	$(37,899)	$(150,087)	$(184,845)

Net income (loss) from discontinued operations	203,898	(5,154)	220,166	(1,174)
Net income (loss)	146,966	(43,053)	70,079	(186,019)
Loss per common share:
Basic and diluted	$(13.15)	$(12.19)	$(35.85)	$(59.67)

Weighted-average number of shares outstanding:
Basic and diluted	4,331	3,110	4,187	3,098

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$58,075	$55,193

Other current assets	289,478	264,000

Current assets associated with discontinued operations	—	83,096

Property, plant, and equipment, net	138,099	145,480

Other non-current assets	130,993	158,775

Total assets	$616,645	$706,544

Current portion of long-term debt and finance lease obligations	$280,993	$667

Other current liabilities	167,871	171,204

Current liabilities associated with discontinued operations	—	16,396

Long-term debt and finance lease obligations, net of current maturities	4,942	405,184

Other non-current liabilities	45,079	61,226

Stockholders’ equity	117,760	51,867

Total liabilities and stockholders’ equity	$616,645	$706,544

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION[1]
(in thousands)

	Twelve Months Ended December 31,
	2022	2021
	(unaudited)

Net income (loss)	$70,079	$(186,019)

Depreciation and amortization expense	37,595	41,518

Gain on sale of Quest	(203,351)	—

Amortization of debt issuance costs and debt discounts	35,509	13,784

Deferred income taxes	653	4,521

Non-cash compensation cost	247	7,013

Goodwill impairment charge	—	64,632

Write-off of deferred loan costs	2,748	—

Loss on debt extinguishment	17,719	415

Other	(19,134)	18,683

Net cash used in operating activities	(57,935)	(35,453)

Capital expenditures	(24,690)	(17,605)

Proceeds from disposal of assets	7,205	3,528

Net proceeds from sale of Quest	260,841	—

Net cash provided by (used in) investing activities	243,356	(14,077)

Borrowings (payments) under ABL Facility, net	37,916	53,000

Borrowings under Subordinated Term Loan Facility	—	50,000

Payments under Atlantic Park Term Loan	(224,946)	—

Payments for debt issuance costs	(13,709)	(10,457)

Issuance of common stock, net of issuance costs	9,639	—

Other	(871)	(693)

Net cash (used in) provided by financing activities	(191,971)	91,850

Effect of exchange rate changes	(690)	(1,591)

Net change in cash and cash equivalents	$(7,240)	$40,729

1        Consolidated statements of cash flows include cash flows from discontinued operations.

	December 31, 2022	December 31, 2021
Cash and cash equivalents from continuing operations	$58,075	$55,193
Cash and cash equivalents from discontinued operations	—	10,122
Total	$58,075	$65,315

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues
IHT	$102,529	$105,294	$422,562	$415,371
MS	108,762	97,860	417,646	378,826
	$211,291	$203,154	$840,208	$794,197

Operating income (loss)
IHT	$4,055	$2,173	$17,093	$12,997
MS2	5,778	3,071	20,930	(47,728)
Corporate and shared support services	(14,706)	(24,154)	(77,825)	(92,151)
	$(4,873)	$(18,910)	$(39,802)	$(126,882)

Segment Adjusted EBIT[1]
IHT	$4,149	$2,259	$17,379	$13,658
MS	6,374	3,101	21,615	8,633
Corporate and shared support services	(12,502)	(17,877)	(59,030)	(74,462)
	$(1,979)	$(12,517)	$(20,036)	$(52,171)

Segment Adjusted EBITDA[1]
IHT	$7,168	$5,330	$29,770	$26,617
MS	11,173	8,169	40,636	29,133
Corporate and shared support services	(11,640)	(15,078)	(53,742)	(62,006)
	$6,701	$(1,579)	$16,664	$(6,256)

___________________
1    See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.

2    Includes goodwill impairment charge of $55.8 million for the twelve months ended December 31, 2021. Excluding the goodwill impairment charge, operating income for MS would be $8.1 million for the twelve months ended December 31, 2021.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and Adjusted EBIT to exclude the following items: costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, non-routine professional fees, restructuring charges, certain severance charges, goodwill impairment charges, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, non-routine professional fees, restructuring charges, certain severance charges, goodwill impairment charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance that are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA is also used as a basis for the chief operating decision maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Adjusted Net Income (Loss):
Net loss	$(56,932)	$(37,899)	$(150,087)	$(184,845)
Professional fees and other[1]	3,339	5,775	13,915	8,882
Legal costs (credit)[2]	(700)	398	2,571	7,243
Severance charges, net[3]	933	219	3,961	2,749
Natural disaster insurance recovery[4]	(324)	—	(1,196)	—
Loss on debt extinguishment	30,083	—	30,083	—
Loss on warrants	—	59	—	59
Goodwill impairment charge	—	—	—	55,837
Tax impact of adjustments and other net tax items[5]	(48)	(18)	(79)	(386)
Adjusted net loss	$(23,649)	$(31,466)	$(100,832)	$(110,461)

Adjusted net loss per common share:
Basic and diluted	$(5.46)	$(10.12)	$(24.08)	$(35.66)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(56,932)	$(37,899)	$(150,087)	$(184,845)
Provision (benefit) for income taxes	(876)	353	3,306	8,773
Interest expense, net	21,344	17,315	85,052	46,079
Foreign currency loss (gain)	1,263	990	(2,692)	3,299
Pension expense (credit)[6]	(178)	(102)	(749)	(622)
Loss (gain) on equipment sale	69	375	(4,200)	375
Loss on debt extinguishment[7]	30,083	—	30,083	—
Loss on warrants	—	59	—	59
Professional fees and other[1]	3,339	5,775	13,915	8,882
Legal costs (credit)[2]	(700)	398	2,571	7,243
Severance charges, net[3]	933	219	3,961	2,749
Natural disaster insurance recovery[4]	(324)	—	(1,196)	—
Goodwill impairment charge	—	—	—	55,837
Consolidated Adjusted EBIT	(1,979)	(12,517)	(20,036)	(52,171)
Depreciation and amortization
Amount included in operating expenses	3,757	4,391	15,600	18,342
Amount included in SG&A expenses	5,246	5,110	20,853	20,560
Total depreciation and amortization	9,003	9,501	36,453	38,902
Non-cash share-based compensation costs	(323)	1,437	247	7,013
Consolidated Adjusted EBITDA	$6,701	$(1,579)	$16,664	$(6,256)

Free Cash Flow:
Cash used in operating activities	$(1,152)	$(2,866)	$(51,725)	$(41,674)
Capital expenditures	(3,245)	$(4,094)	(20,544)	(14,105)
Free Cash Flow	$(4,397)	$(6,960)	$(72,269)	$(55,779)
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1    The three and twelve months ended December 31, 2022, includes $1.8 million and $10.2 million, respectively, related to costs associated with debt financing, $1.0 million of corporate support costs for the year ended December 31, 2022 and other project costs. The three and twelve months ended December 31, 2021 includes $0.2 million and $1.9 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). Additionally, for the twelve months ended December 31, 2021, $3.9 million was related to costs associated with debt financing and $2.8 million of corporate support costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other legal fees.
3    2022 severance charges represent costs associated with executive departures and our ongoing cost reduction efforts across multiple segments. 2021 severance charges represent costs associated with the Operating Group Reorganization and other continuing restructuring measures.
4    Amount represent the insurance recovery received during the year for hurricane damage incurred in prior-year.
5    Represents the tax effect of the adjustments. Beginning in Q2 2021, we began using the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21%. We have updated the 2021 prior period tax impact to use the statutory tax rate by legal entity, net of valuation allowance.

6    Represents pension credit for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.
7    Represents loss on the partial payoff of the Atlantic Park Term Loan consisting of $12.4 million of cash fees and premium and the non-cash write-off of the unamortized balance of deferred issuance cost and warrant and debt discounts of $17.7 million.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$4,055	$2,173	$17,093	$12,997
Severance charges, net[1]	94	86	286	661
Adjusted EBIT	4,149	2,259	17,379	13,658
Depreciation and amortization	3,019	3,071	12,391	12,959
Adjusted EBITDA	$7,168	$5,330	$29,770	$26,617

MS
Operating income (loss)	$5,778	$3,071	$20,930	(47,728)
Severance charges, net[1]	596	30	685	524
Goodwill impairment loss	—	—	—	55,837
Adjusted EBIT	6,374	3,101	21,615	8,633
Depreciation and amortization	4,799	5,068	19,021	20,500
Adjusted EBITDA	$11,173	$8,169	$40,636	$29,133

Corporate and shared support services
Net loss	$(66,765)	$(43,143)	$(188,110)	$(150,114)
Provision (benefit) for income taxes	(876)	353	3,306	8,773
Loss (gain) on equipment sale	69	375	(4,200)	375
Interest expense, net	21,344	17,315	85,052	46,079
Loss on debt extinguishment[2]	30,083	—	30,083	—
Foreign currency loss (gain)	1,263	990	(2,692)	3,299
Pension credit[3]	(178)	(102)	(749)	(622)
Loss on warrants	—	59	—	59
Professional fees and other[4]	3,339	5,775	13,915	8,882
Legal costs[5]	(700)	398	2,571	7,243
Severance charges, net[1]	243	103	2,990	1,564
Natural disaster insurance recovery[6]	(324)	—	(1,196)	—
Adjusted EBIT	(12,502)	(17,877)	(59,030)	(74,462)
Depreciation and amortization	1,185	1,362	5,041	5,443
Non-cash share-based compensation costs	(323)	1,437	247	7,013
Adjusted EBITDA	$(11,640)	$(15,078)	$(53,742)	$(62,006)
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1    2022 severance charges represent costs associated with executive departures and our ongoing cost reduction efforts across multiple segments. 2021 severance charges represent costs associated with the Operating Group Reorganization and other continuing restructuring measures.
2    Represents loss on partial payoff of the Atlantic Park Term Loan consisting of $12.4 million of cash fees and premium and the noncash write off of the unamortized balance of deferred issuance cost and warrant and debt discounts in the amount of $17.7 million.
3    Represents pension credit for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    The three and twelve months ended December 31, 2022, includes $1.8 million and $10.2 million, respectively, related to costs associated with debt financing, $1.0 million of corporate support costs for the year ended December 31, 2022 and other project costs. The three and twelve months ended December 31, 2021, includes $0.2 million and $1.9 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs), $3.9 million associated with debt financing and $2.8 million of corporate support costs.
5    Primarily relates to accrued legal matters, adjustments to legal reserves and other legal fees.
6    Amount represents the insurance recovery for hurricane damage incurred in prior year.